Exhibit 99.1

Exhibit A

The Schedule 13G to which this attachment is appended is filed by Great Elm Capital Group, Inc. on behalf of itself and Great Elm DME Holdings, Inc., a wholly-owned subsidiary of Great Elm Capital Group, Inc.